Triple-S Management Corporation
San Juan, PR 00936
1441 Ave. F.D. Roosevelt
www.triplesmanagement.com

FOR FURTHER INFORMATION
AT THE COMPANY:	INVESTOR RELATIONS:
Juan-José Román Finance Vice President & CFO (787) 749-4949	Kathy Waller AllWays Communicate Inc. (312) 543-6708

Triple-S Completes Acquisition of American Health, Inc.

SAN JUAN, PR, February 7, 2011 — Triple-S Management Corporation (NYSE: GTS) today announced that Triple-S Salud, Inc., its managed care subsidiary, completed the acquisition of all of the outstanding capital stock of Socios Mayores en Salud Holdings, Inc. (“SMSH”), the parent company of American Health, Inc., a provider of Medicare Advantage services to over 40,000 dual and non-dual eligible members in Puerto Rico.

Triple-S Salud acquired SMSH, a privately owned company, for approximately $83.0 million in cash. The transaction was funded through the use of unrestricted cash. The unaudited consolidated financial statements for SMSH and its subsidiaries as of December 31, 2010 showed total assets of $95.2 million, total liabilities of $58.3 million, and $36.9 million of capital. Consolidated premium revenue was $380.2 million and net income amounted to $14.5 million.

Commenting on the closing of the transaction, Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corp., said, “This acquisition positions us for continued growth in the Medicare Advantage segment and is part of our long-term business strategy. We expect SMSH will contribute approximately $0.15 to $0.20 cents to our diluted earnings per share, considering a preliminary estimate of intangible assets amortization expense ranging from $10 to $13 million. We welcome American Health, its members, providers and employees to the Triple-S family.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial and Medicare markets under the Blue Cross Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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